Exhibit 20.3

Melco Crown Entertainment Limited

(Incorporated in the Cayman Islands with Limited Liability)

Extraordinary General Meeting of Shareholders

(Name of ADR holder)

(Number of ADRs held)

Resolutions presented for consideration by the Extraordinary General Meeting of Shareholders of Melco Crown Entertainment Limited (the “Company”) on June 17, 2016.

Special Resolutions	For	Against	Abstained

To adopt the new amended and restated memorandum and articles of association of the Company (the “New M&A”), in the form of the document produced to the Extraordinary General Meeting and marked “A” and initialed by the chairman of the Extraordinary General Meeting for the purpose of identification, be hereby approved and adopted as the new amended and restated memorandum and articles of association of the Company in substitution for and to the exclusion of the existing amended and restated memorandum and articles of association of the Company; and THAT any one Director or the Company Secretary of the Company, acting singly, be hereby authorized to do all acts and things and to sign, execute and deliver all documents as he/she may deem necessary, expedient or appropriate to give effect to or otherwise in connection with the adoption of the New M&A.

(Signature)